CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Stadion Investment Trust and to the use of our report dated July 25, 2012 on the Stadion Managed Portfolio, Stadion Core Advantage Portfolio, Stadion Olympus Fund, and Stadion Trilogy Fund’s (each a series of shares of Stadion Investment Trust) financial statements and financial highlights. Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP
Philadelphia, Pennsylvania
September 26, 2012